Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS

REVENUE OF $64.2 MILLION

EARNINGS PER SHARE OF $0.80

Bridgewater, MA – July 7, 2016 – Chase Corporation (NYSE MKT: CCF) today reported revenue of $64.24 million for the quarter ended May 31, 2016.  This is a decrease of $0.66 million, or 1%, compared to $64.90 million in the third quarter of its previous fiscal year.  Net income attributable to Chase Corporation of $7.53 million in the current quarter increased $0.37 million, or 5%, from $7.17 million in last year’s third quarter.  Earnings per diluted share of $0.80 in the quarter represented an increase of $0.03, or 4%, compared to $0.77 per diluted share in last year’s third quarter. Adjusted EBITDA in the current quarter increased $0.96 million, or 6%, to $16.77 million, compared to $15.80 million in the last year’s third quarter.

For the nine months ended May 31, 2016, revenue increased $3.50 million, or 2%, to $176.64 million, compared to $173.14 million recognized in the first nine months of the prior year.  Net income attributable to Chase Corporation of $21.95 million for the first nine months of fiscal 2016 increased $3.82 million, or 21%, from $18.14 million in the prior year period.  Earnings per diluted share of $2.34 for the first nine months of fiscal 2016 represented an increase of $0.39, or 20%, compared to $1.95 per diluted share in prior year period. Adjusted EBITDA for the first nine months of fiscal 2016 increased $6.30 million, or 16%, to $45.91 million compared to $39.61 million in the prior year period.

Adam P. Chase, President and Chief Executive Officer, commented,

“Our strategic diversification continues to benefit us during a time of economic uncertainty.  We are experiencing lessening headwinds, but we still don’t feel tailwinds.  Overall product mix remained favorable in the third quarter. This served as an offset to decreased revenue as we began to see flattening in automotive-related demand in our Industrial Materials segment, which had been consistently strong this year. Investment in broadband expansion continues to generate solid results for our pulling and detection products.  Industrial Materials products with housing market dependence performed well in the quarter, particularly those sold to the wire and cable industry, but this boost did not offset the continued weakness in energy and mining related markets.

“As mentioned last quarter, our Construction Materials segment is experiencing less business in the Middle East when compared to the prior year period.  This predicted slowness is being offset by an increase in domestic sales led by continued market growth for our proven adhesives, sealants, and coatings technologies and a seasonal uplift in bridge and highway project related demand.  Recalling our comment in last quarter’s press release, this was the first quarter of this fiscal year without the comparative benefit of last year’s specialty chemical intermediates product line acquisition. Integration has gone well and the product line has been a solid contributor to both our third quarter and year-to-date results.

“We continue to focus on margin improvement through cost reduction in an environment of top-line pressure, as well as on working capital management to drive free cash flow.  Our cash position remains strong.  We will see our long-term debt shift to short-term in the fourth quarter, but our favorable net debt position compared to our cash reserves provides us with ample liquidity.  We have been waiting for a tactical need to execute a new lending arrangement.  Our relationships with lenders are favorable and we expect to refinance in the coming year to ensure adequate capital for our acquisition program.”

Mr. Chase further commented,

“Acquisitions remain a primary focus and our efforts are yielding opportunities for shareholder value creation despite elevated valuations.  Subsequent to our third quarter, we completed an acquisition to extend our manufacturing operations into India.  We are also proud to report that we achieved certification to the TS16949 automotive quality standard at our Winnersh, UK site.  This designation differentiates us in the electronic coatings market and demonstrates our commitment to continuous improvement in supporting the efforts of our valued customers.”

Chase Corporation transacts in multiple currencies, including the British pound, and has operations in multiple countries, including the United Kingdom. Subsequent to our third fiscal quarter, the United Kingdom voted by referendum to exit the European Union. In the short term, this has caused volatility in foreign exchange rates and Chase will continue to monitor and assess Brexit’s impact on the Company and its operations. In the longer term, any impact from Brexit on the Company’s operations will depend, in part, on the outcome of tariff, trade, regulatory, and other negotiations between the United Kingdom and the European Union.

The demolition work on the Company’s idle Randolph, MA facility, which commenced in the second fiscal quarter, is now substantially completed, with full completion anticipated in the fourth fiscal quarter, and with the sale of the property to follow.  Remaining costs to complete the project are not anticipated to be significant.

Included in the Company’s fiscal 2016 third quarter and year-to-date results were exit costs related to idle facility of $0.66 million and $0.87 million, respectively (post-tax expense of $0.40 million and $0.55 million or $0.04 per diluted share and $0.06 per diluted share, respectively), for demolition work performed during the respective periods at the idle Randolph, MA location. The current year first three-quarters results also included both a gain on the sale of the RodPack®  wind energy business and the write-down of certain assets under construction, which resulted in a net post-tax increase in Net income attributable to Chase Corporation of $0.42 million, or $0.04 per diluted share. Included in the Company’s prior year nine-month results were charges, net of tax, totaling $0.41 million or $0.04 per share, relating to acquisition and inventory step-up costs associated with its purchase of the specialty chemical intermediates product line.

As of May 31, 2016, the Company’s net working capital was $100.09 million, including cash on hand of $62.35 million. The outstanding balance of the Company’s term debt was $45.50 million and the Company’s $15 million line of credit was fully available.

The following table summarizes the Company’s financial results for the three and nine months ended May 31, 2016 and 2015.

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
All figures in thousands, except per share figures	2016	2015	2016	2015
Revenue	$64,236	$64,898	$176,638	$173,135
Costs and Expenses
Cost of products and services sold	38,542	40,144	108,154	108,859
Selling, general and administrative expenses	11,770	12,125	33,506	34,260
Exit costs related to idle facility	662	-	871	-
Write-down of certain assets under construction	-	-	365	-
Acquisition-related costs	-	-	-	584
Operating income	13,262	12,629	33,742	29,432
Gain on sale of business	-	-	1,031	-
Other income (expense), net	(796)	(766)	82	(544)
Income before income taxes	12,466	11,863	34,855	28,888
Income taxes	4,935	4,697	12,903	10,656
Net income	$7,531	$7,166	$21,952	$18,232
Net income attributable to non-controlling interest	-	-	-	(95)
Net income attributable to Chase Corporation	$7,531	$7,166	$21,952	$18,137
Net income per diluted share	$0.80	$0.77	$2.34	$1.95
Weighted average diluted shares outstanding	9,312	9,246	9,288	9,217
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$7,531	$7,166	$21,952	$18,137
Interest expense	284	266	794	810
Income taxes	4,935	4,697	12,903	10,656
Depreciation expense	1,418	1,426	4,282	4,238
Amortization expense	1,938	2,056	5,774	4,940
EBITDA	$16,106	$15,611	$45,705	$38,781
Exit costs related to idle facility	662	-	871	-
Gain on sale of business	-	-	(1,031)	-
Write-down of certain assets under construction	-	-	365	-
Acquisition-related costs	-	-	-	584
Pension settlement costs	-	177	-	177
Cost of sale of inventory step-up	-	16	-	65
Adjusted EBITDA	$16,768	$15,804	$45,910	$39,607

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:508.819.4219

E-mail:investorrelations@chasecorp.com

Website:www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes EBITDA and Adjusted EBITDA are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential,” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.